Exhibit 99.1

Contact:    Daniel C. Dunn
   Chief Financial Officer
   314/771-2400

Allied Healthcare Net Declines
Due to Manufacturing Delays, Higher Costs

ST. LOUIS, SEPTEMBER 4, 2008 - Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported that its net income for the fourth quarter ending June 30 fell about 21 percent, from about $870,000 last year, or 11 cents per share, to about $690,000 in the current quarter, or 9 cents per basic share, due to slight delays in manufacturing and higher material and labor costs.

Sales for the fourth quarter increased by about 4.6 percent, or almost $650,000, compared to the fourth quarter of last year. However, Allied sales for the fiscal year tracked very closely with the previous year, totaling about $56.4 million for 2008 and $56.5 million for 2007.

Sales revenue for 2008 included $1.2 million as a result of a 2004 agreement with Abbott Laboratories to reimburse certain Research and Development costs related to new CO2 absorbent techniques. Sales for 2007 included about $584,000 in reimbursement from that agreement. Sales for the fourth quarter of 2008 included $525,000 in reimbursement of Research and Development cost, versus $134,000 for 2007.

For the fiscal year ending June 30, Allied net income fell about 46 percent, from about $1.64 million last year, or 21 cents per basic share, to about $882,000, or 11 cents per share, in 2008.

Manufacturing delays meant that some customer orders were not filled and could not be translated into sales revenue in 2008. Also, material costs - primarily metals and oil-based resins - increased by about 2 percent and labor costs by about 3.8 percent over fiscal 2007. A modest overall price increase by Allied could not offset the year’s higher material and labor costs.

Manufacturing productivity programs planned for fiscal 2008 were not implemented as quickly as anticipated. However, these programs are proceeding and will result in cost reductions and improved throughput in fiscal 2009, according to Earl Refsland, Allied president and chief executive officer.

Despite problems in the year, positive cash flow of about $2.5 million increased Allied’s cash position to about $6.1 million at the end of the fiscal year, Refsland said.

Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of alternate care settings.

“SAFE HARBOR” STATEMENT: Statements contained in this release that are not historical facts or information are “forward-looking statements.” Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company’s operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

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ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended,		Twelve months ended,
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$14,692,626	$14,045,798	$56,364,111	$56,500,974
Cost of sales	10,577,599	10,061,519	43,006,007	42,028,125
Gross profit	4,115,027	3,984,279	13,358,104	14,472,849

Selling General and administrative expenses	3,096,161	2,765,157	12,084,971	12,051,500
Income from operations	1,018,866	1,219,122	1,273,133	2,421,349

Interest income	(25,245)	(28,719)	(118,119)	(110,790)
Other, net	24,501	10,710	60,005	(23,841)
	(744)	(18,009)	(58,114)	(134,631)

Income before provision
for income taxes	1,019,610	1,237,131	1,331,247	2,555,980

Provision for income taxes	330,327	368,019	448,748	914,400
Net income	$689,283	$869,112	$882,499	$1,641,580

Net income per share - Basic	$0.09	$0.11	$0.11	$0.21

Net income per share - Diluted	$0.08	$0.11	$0.11	$0.20

Weighted average common shares
Outstanding - Basic	7,883,907	7,883,577	7,883,659	7,875,982

Weighted average common shares
Outstanding - Diluted	8,124,826	8,111,872	8,119,776	8,085,375

ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	June 30, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$6,149,015	$3,638,870
Accounts receivable, net of allowances
of $300,000 and $460,000, respectively	6,441,683	7,251,767
Inventories, net	12,046,450	12,999,472
Other current assets	394,975	275,254
Total current assets	25,032,123	24,165,363
Property, plant and equipment, net	10,542,573	10,677,000
Goodwill	15,979,830	15,979,830
Other assets, net	703,328	496,127
Total assets	$52,257,854	$51,318,320

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,590,804	$3,040,313
Other accrued liabilities	2,960,334	2,508,820
Deferred income taxes	500,238	882,001
Deferred revenue	690,000	465,000
Total current liabilities	6,741,376	6,896,134

Deferred revenue	2,177,500	1,937,500

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; 1,500,000 shares
authorized; no shares issued and outstanding	-	-
Series A preferred stock; $0.01 par value; 200,000 shares
authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value; 30,000,000 shares authorized;
10,188,569 and 10,187,069 shares issued at June 30, 2008
and June 30, 2007; respectively. 7,885,077 and 7,883,577
outstanding at June 30, 2008 and June 30, 2007, respectively.	101,886	101,871
Additional paid-in capital	47,524,084	47,441,163
Retained earnings	16,444,436	15,673,080
Less treasury stock, at cost; 2,303,492 shares at
June 30, 2008 and June 30, 2007, respectively	(20,731,428)	(20,731,428)
Total stockholders' equity	43,338,978	42,484,686
Total liabilities and stockholders' equity	$52,257,854	$51,318,320